Exhibit (a)(3)

GROWTH PORTFOLIO

AMENDMENT TO DECLARATION OF TRUST

December 11, 2006

     AMENDMENT, made December 11, 2006 to the Declaration of Trust made May 1, 1992, as amended, (hereinafter called the “Declaration”) of Growth Portfolio, a New York trust (hereinafter called the “Trust”) by the undersigned, being at least a majority of the Trustees of the Trust in office on December 11, 2006.

     WHEREAS, Section 10.4 of Article X of the Declaration empowers a majority of the Trustees of the Trust to amend the Declaration without the vote or consent of Holders to change, modify or rescind any provision of the Declaration provided such change, modification or rescission is found by the Trustees to be necessary or appropriate and to not have a materially adverse effect on the financial interests of the Holders;

     NOW, THEREFORE, the undersigned Trustees do hereby amend the Declaration in the following manner:

     The definition of “Institutional Investor(s)” under Section 1.2 of Article I of the Declaration is hereby amended in its entirety to read as follows:

ARTICLE I

     “Institutional Investor(s)” shall mean any regulated investment company, segregated asset account, foreign investment company, common trust fund, group trust or other investment arrangement, whether organized within or without the United States of America.

     Section 3.4 of Article III of the Declaration is hereby amended in its entirety to read as follows:

ARTICLE III

     3.4 Sale and Increases of Interests. The Trustees, in their discretion, may, from time to time, without a vote of the Holders, permit any Institutional Investor to purchase an Interest, or increase its Interest, for such type of consideration, including cash or property, at such time or times (including, without limitation, each business day), and on such terms as the Trustees may deem best, and may in such manner acquire other assets (including the acquisition of assets subject to, and in connection with the assumption of, liabilities) and businesses. A Holder which has redeemed its Interest may not be permitted to purchase an Interest until the later of 60 calendar days after the date of such Redemption or the first day of the Fiscal Year next succeeding the Fiscal Year during which such Redemption occurred.

     IN WITNESS WHEREOF, the undersigned Trustees have executed this instrument to be effective on the date set forth above.

/s/ James B. Hawkes                                   /s/ Benjamin C. Esty
James B. Hawkes                                       Benjamin C. Esty

/s/ Samuel L. Hayes, III                              /s/ William H. Park
Samuel L. Hayes, III                                  William H. Park

/s/ Ronald A. Pearlman                               /s/ Norton H. Reamer
Ronald A. Pearlman                                   Norton H. Reamer

/s/ Lynn A. Stout                                        /s/ Ralph F. Verni
Lynn A. Stout Ralph F. Verni